NOTICE OF CONVERSION

You are hereby notified that GHS Investments, LLC has rights to its claims against you from a Convertible Promissory Note dated February 13, 2019.

The undersigned collectively hereby elects to convert the principal of $113,300.00 and interest of $5,696.47, totaling $118,996.47, of the attached DEBTS into 237,993 *free* trading shares of common stock (the "Common Stock") of Earth Science Tech, Inc. (the "Company") according to the conditions hereof, as of the date written below. No fee will be charged to the holder for any conversion, except for such transfer fees, if any.

Conversion request:

August 19, 2019______________________
Date to Effect Conversion

237,993______________________________
Number of *FREE*-trading shares of Common Stock to be Issued

$0.50 (Fixed Conversion Price)_____________
Conversion Rate

$118,996.47___________________________
Debt Amount Converted

$0.00_______
Remaining Debt Amount

[X] The Borrower shall electronically transmit the Common Stock issuable pursuant to this Notice of Conversion to the account of the undersigned or its nominee with DTC through its DRS or Deposit Withdrawal Agent Commission system ("DWAC Transfer").

Name of DTC Broker: Lek Securities
DTC# 0512
Account Number: GHS Investments LLC# DARGHS

[] The undersigned hereby requests that the Borrower issue a certificate or certificates for the number of shares of Common Stock set forth above in the name: **GHS Investments, LLC** and sent overnight to the address immediately below:

Agreed:
GHS Investments, LLC
EIN: 47-3629082

____
By: Mark Grober
Member